                                                                                     NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. RECEIVES NASDAQ NOTICE
REGARDING LATE FORM 10-Q FILING

RACINE, WISCONSIN—May 15, 2014— Twin Disc, Inc. (NASDAQ: TWIN), received a letter on May 14, 2014 from the Nasdaq Stock Market LLC (“Nasdaq”) notifying Twin Disc that it was not in compliance with Nasdaq Rule 5250(c)(1) related to the filing of periodic financial reports with the Securities and Exchange Commission (“SEC”). The issuance of the letter is based upon Twin Disc not filing its Quarterly Report on Form 10-Q for the quarter ended March 28, 2014 on or before the due date of May 7, 2014.

On May 7, 2014, the Company filed a notification of late filing with the SEC pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended.  As disclosed in the filed Form 12b-25, the Company was unable to file its Quarterly Report on Form 10-Q for the period ended March 28, 2014 as a result of the Company discovering certain accounting issues involving an unknown number of employees at its Belgian subsidiary, Twin Disc International S.A.  The Company’s Audit Committee has begun an investigation into these matters to determine whether any adjustments will be required with respect to the Company’s previously issued financial statements, and whether there are any internal control implications.

The issuance of the letter has no immediate effect on the listing of Twin Disc's common stock.  The Company intends to file its quarterly report on Form 10-Q for the quarter ended March 28, 2014 as soon as possible after the completion of an Audit Committee investigation, but is unable to predict a specific date at this time due to the very early stage of the investigation.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements relating to an anticipated timeframe for filing the Form 10-Q, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements.  These forward-looking statements may materially differ from actual results due to a variety of factors, including, without limitation, if the Audit Committee or its independent advisors require additional time to complete the investigation, and the actual results of the investigation.